EXHIBIT 10.2

DTLL

March 17, 2006

Board of Directors
GRAND SIERRA RESORTS
3468 Rice Street
Vadnais Heights MN 55126

RE: Proposed Transaction

Dear Members of the Board,

This letter is to extend the deadline of the offer of a proposed transaction, as outlined in the letter dated March 15, 2006 and amend the offer to include the following:

(5)
Pursuant to the terms and conditions of the Agreement, the holders of common shares will exchange $1.25 per share of GSR common stock in exchange for newly authorized DTLL Series A GSR Preferred as per the term sheet and shall have the option to redeem the shares at up to a $1.00 per share of GSR in cash on or before closing of the Reno Hilton.

(6)	DTLL shall provide financing commitments to fund the cash portion of the offer no later than Friday March 24, 2006.

We look forward to working with the company to close this transaction and agree to keep this offer open until 5 pm EST on Friday March 24, 2006.

Sincerely,

Dual Cooper
President

Destination Travel Leisure International
1650 West 82nd Street, Suite 1200, Bloomington, MN 55431